UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2005

EDISON MISSION ENERGY

(Exact name of registrant as specified in its charter)

DELAWARE	000-24890	95-4031807
(State or other jurisdiction of	(Commission file	(I.R.S. employer
incorporation)	number)	identification no.)

18101 Von Karman Avenue

Irvine, California  92612

(Address of principal executive offices, including zip code)

949-752-5588

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report includes forward-looking statements. Edison Mission Energy has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Edison Mission Energy’s control. Edison Mission Energy has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Section 8 — Other Events

Item 8.01  Other Events

Edison Mission Energy (EME) previously owned and operated a 220 MW combined cycle, natural gas-fired power plant located in the United Kingdom, known as the Lakeland project. The ownership of the project was held through EME’s indirect subsidiary, Lakeland Power Ltd., which sold power generated from the plant pursuant to a power sales agreement with Norweb Energi Ltd., a subsidiary of TXU (UK) Holdings Limited (TXU UK) and an indirect subsidiary of TXU Europe Group plc (TXU Europe). EME ceased consolidating the activities of Lakeland Power Ltd. in 2002, when an administrative receiver was appointed following a default by Norweb Energi Ltd. under the power sales agreement.

As previously disclosed, the administrative receiver of Lakeland Power Ltd. filed a claim against Norweb Energi Ltd. for termination of the power sales agreement. On November 19, 2002, TXU UK and TXU Europe, together with a related entity, TXU Europe Energy Trading Limited (TXU Energy), entered into formal administration proceedings of their own in the United Kingdom (similar to bankruptcy proceedings in the United States).  On March 31, 2005, Lakeland Power Ltd. received £112 million (approximately $210 million) from the TXU administrators, representing an interim payment of 97% of its accepted claim of £116 million (approximately $217 million).

                From the amount received, Lakeland Power Ltd., now controlled by a liquidator in the United Kingdom, will make payments due to EME under a secured loan which EME purchased from Lakeland Power Ltd.’s secured creditors in 2004 (approximately $12 million as of April 6, 2005). Additionally, Lakeland Power Ltd. will pay to EME’s subsidiary that owns the equity interest in Lakeland Power Ltd. the amount remaining after resolution of any remaining secured and unsecured creditor claims and payment of or provision for tax liabilities and the fees and expenses associated with Lakeland Power Ltd.’s liquidation.

EME estimates that the net proceeds after tax (including taxes due in the United States) resulting from the above payments will be approximately $100 million and the increase in net income will be approximately $90 million.  These proceeds may be received throughout 2005, and possibly 2006, as Lakeland Power Ltd.’s liquidation progresses. Because the amounts required to settle outstanding claims and UK taxes have not been finalized and cannot be estimated precisely in the context of the liquidation, the actual amount of net proceeds and increase in net income may vary materially from the above estimate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Edison Mission Energy

(Registrant)

Date:	April 7, 2005	/s/ W. James Scilacci
W. JAMES SCILACCI Senior Vice President and Chief Financial Officer